EX-99
EXHIBIT 99.1 Press Release Dated October 3, 2006

BUCKEYE VENTURES, INC. REPORTS ENERGY KING ACQUISITION
The Company's Most Recent Acquisition Is Expected To Add $6.5 Million To Company Revenues
SAN DIEGO--(BUSINESS WIRE)-October 3, 2006-Buckeye Ventures, Inc. (OTCBB:BEYV - News) announced today that it has executed an agreement to acquire Energy King, Inc., a Sacramento-based heating and cooling service company.

Founded in 1988 as I.T.E.S. Service Corp., Energy King is a customer-focused heating and air-conditioning company, specializing in complete energy savings solutions for homeowners in the residential market. The new acquisition will greatly increase BEYV's revenue stream, contributing an expected $6.5 million boost to annual revenue. It also increases BEYV's national scope of operations, augmenting the existing east coast operation based in Boston.

Energy King has consistently expanded its customer base since its inception 20 years ago. The senior management team -- Varin Larson and Alan Hardwick -- has a national reputation as industry consultants, helping many air conditioning, heating, and plumbing companies to make major improvements in their businesses, including increased revenues and increased profits. Mr. Larson's advertising expertise was very influential in the company's ability to market and "brand" Energy King in the Sacramento area, while Mr. Hardwick brings more than 30 years experience in various facets of the industry. Together the team has more than tripled Energy King's customers and revenues over the past four years.

The Energy King acquisition marks the latest step in the BEYV national acquisition strategy, and BEYV plans to implement the same highly successful tactics in Sacramento that it pioneered with its flagship operation in Boston. Working from a position of strength in the region, it will broaden the scope of the business organically and through acquisitions. Once a company is acquired, BEYV will implement an aggressive marketing campaign to generate market awareness of its services.

"This acquisition was particularly attractive for several reasons", said Alan Mintz, President and Chief Executive Officer of BEYV. "First, the management team provides us with significant additional insight to the industry and performance enhancing tactics. Second, its customer base and location represent an attractive opportunity for growth and additional acquisitions in that area."

Mr. Mintz went on to say that, "Very importantly, Buckeye Ventures intends to adopt the "Energy King" name for its national consolidation campaign. The Energy King name, logo, slogan and colors represent a brand that we feel can be marketed across the country."

"We are very excited to join the Buckeye Ventures team," said Mr. Larson, President of Energy King. "The HVAC market is highly fragmented and market conditions make the timing ideal for a national group. We are looking forward to working with Buckeye's management to implement this strategy."

About Buckeye Ventures
BEYV was formed for the purpose of acquiring and operating businesses in the Retail Home Services Industry, with the objective of creating a national brand for the consumer in a space where there is no established recognizable national name. BEYV has committed to an acquisition schedule and with this latest purchase continues to expand, with plans to become a nationwide leader in the HVAC (heating, ventilation and air conditioning) and plumbing sectors by providing many small and mid-sized local and regional operators with the opportunity to become part of a growing national conglomerate as a publicly held company.

Any forward-looking statements contained in this release reflecting management's best judgment based on factors currently known involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors including but not limited to BEYV's ability to enter into various financing programs, roll-up business acquisitions and competition from other companies.

Contact: Buckeye Ventures, Inc. Larry Weinstein (949) 230-9229 Jesse Blum Friedland Corporate Investor Services LLC (303) 468-1287